Exhibit 10.30
VMware, Inc
3401 Hillview Avenue
Palo Alto, CA 94304
[Phone]
www.vmware.com
January 15, 2020
Dear Jean-Pierre,

We are pleased to confirm the details of your employment with VMware, Inc. (the "Company") in the United States (the "US") in connection with your localization effective February 1, 2020 (the “Effective Date"). The Company will recognize your years of service in the UK, and your start date remains April 14, 2009. However, the terms and conditions of your employment in this letter supersede and replace in their entirety those outlined in your UK employment contract and any other compensation and benefits set forth in any prior agreements and arrangements between you and the Company or its subsidiaries.

Title and Position
Your position with the Company will be EVP, Worldwide Sales reporting to Sanjay Poonen, Chief Operating Officer, Customer Operations commencing on the Effective Date. The Company, in its sole discretion, may modify job titles and managers from time to time as it deems necessary. As a full-time employee you will be eligible to participate in the Company's benefit plans and programs, which may be amended from time to time.

Salary
Your annual salary starting on the Effective Date, $700,000, will be paid semi-monthly in accordance with the Company's normal payroll procedures.

Bonus
You will be eligible to participate in VMware's Executive Bonus Plan, pursuant to the terms and conditions of the Executive Bonus Plan, as it may be amended from time to time. You will be eligible for an annual target bonus opportunity of 100% of your eligible compensation. Pursuant to the terms and conditions set forth in VMware's Executive Bonus Program, any bonus for which you become eligible will be measured and funded on an annual basis, with the actual payout based on achievement of VMware financial goals and your individual performance, as approved by the Committee. VMware reserves the right to modify or discontinue the Executive Bonus Program and/or your bonus opportunity at any time.

Equity
Your existing equity awards will remain in effect in accordance with their terms, provided that, as applicable, the terms and conditions of the portions unvested as of the Effective Date will be adjusted to conform to VMware's standard forms of such agreements for US employees. You will be eligible for future equity award grants by the Compensation and Corporate Governance Committee of the VMware Board of Directors in accordance with VMware's ongoing compensation programs for its executive officers.

Localization Support
VMware will provide assistance with your relocation to your job assignment location. This assistance will be provided through our relocation service provider. The details of your relocation package will be presented in a separate letter to follow.

Change in Control:

You are eligible to participate in the Company's Change in Control Program ("CIC") subject to your execution of the enclosed consent. For more details on the CIC Program, please refer to the enclosed VMware Change in Control Retention Plan.

Executive Severance Plan:
You are eligible to participate in the Company's Executive Severance Plan subject to your execution of the enclosed consent. For more details on the Executive Severance Plan, please refer to the enclosed VMware Executive Severance Plan.

Section 409A Exemption
It is intended that the payments and other compensation contemplated by this agreement satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code, provided under Treasury Regulation Section l.409A-l(b)(4) or to comply with Code Section
409A, and this agreement will be so interpreted and administered. Notwithstanding the foregoing, if the Company determines that payments and other compensation pursuant to this agreement may not either be exempt from or compliant with Code Section 409A, the Company may, with your prior written consent, adopt such amendments to this agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the
Company determines are necessary or appropriate to (i) exempt such payments and other compensation from Code Section 409A and/or preserve the intended tax treatment of such payments and other compensation, or
(ii) comply with the requirements of Code Section 409A; provided, however, that there is no obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, and in any event, no such action will reduce the amount of payments or other compensation that is owed to your under this agreement without your prior written consent.

Additional Terms of Your Employment
The Company agrees to provide assistance to you in securing and maintaining authorization for employment in the US The Company retains sole discretion to determine what efforts, if any, it will take in the future to secure or maintain your continuing authorization to work in the US, should your authorization to work in the US end or otherwise lapse during the period of your employment with the Company.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

On or before your first day of employment in the US you will be asked to submit verification of your legal right to work in the US If you do not submit verification of your legal right to work in the US by the third day after your first day of employment, the Company reserves the right to rescind this offer of employment.

You agree that during your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer(s), and that in performing your duties for the Company you will not in any way utilize any such information.

By accepting this offer electronically below and becoming an employee of VMware, you will be expected to comply with the Company's rules and regulations, including but not limited to the Company's Business Conduct Guidelines and VMware Employment Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at VMware and non-disclosure of proprietary and confidential information both during and after your employment at the Company.

This letter, along with the policies enclosed herewith, contain all of the terms, promises, representations, and understandings between the parties, and supersedes all other oral or written agreements or understandings between the parties regarding these matters prior to the date hereof. By accepting this offer, you agree that you have received, read, understand and agree to comply with the enclosed VMware Employment Agreement, VMware Business Conduct Guidelines, Equal Employment Opportunity Policy, VMware Acceptable Use Policy and VMware Anti-Discrimination, Anti-Harassment and Anti-Retaliation Policy as a condition of your employment.

This offer is contingent upon the successful completion of the Company's background check and your verification of your legal right to work in the US As a subsidiary of a US technology company , VMware is subject to certain restrictions on hiring nationals of the following countries: North Korea, Syria, Libya, Iran, Sudan, and Cuba. If you are a national of one of these countries, please contact the HR Shared Services Team at offers@vmware.com.

Any modification or amendment of this offer must be in writing and signed by an officer of the Company and you. Sincerely,
Sanjay Poonen
Chief Operating Officer, Customer Operations

By providing my signature below, I accept this offer extension. I have read, understand and agree to the terms and conditions set forth within, as a condition of my employment.

ACCEPTED AND AGREED TO as of January 16, 2020
/s/ Jean Pierre Brulard
Enclosures:

VMware Employment Agreement
VMware Business Conduct Guidelines
US Respectful Workplace Policy
Equal Employment Opportunity Policy
VMware Acceptable Use Policy
Consent to Participation in Change in Control Benefit Plan
Consent to Participation in Executive Severance Plan